EXHIBIT 10.1

EXECUTION COPY

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of January 17, 2011 by and among PLATINUM UNDERWRITERS HOLDINGS, LTD., a Bermuda company (the “Company”), RENAISSANCERE HOLDINGS LTD., a Bermuda Company (“RenRe”), and RENAISSANCE OTHER INVESTMENTS HOLDINGS II LTD., a Bermuda company (“Holdings”).

RECITALS

WHEREAS, RenRe owned an option which had provided a right to acquire up to 2,500,000 common shares, par value $0.01 per share, of the Company for $27.00 per share, which option was subsequently amended to provide for a net share settlement as set forth in the Amended and Restated Option Agreement dated as of November 18, 2004 between the Company and RenRe, and assigned to Holdings as set forth in the Amended and Restated Option Agreement dated as of October 23, 2008 among the Company, RenRe and Holdings (the “Option Agreement”). Such option, as amended and assigned, is hereinafter referred to as the “Option.”

WHEREAS, Holdings desires to sell, and the Company desires to purchase, the Option.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of the Option. On and subject to the terms and conditions of this Agreement, Holdings hereby agrees to sell, transfer, convey and deliver to the Company, and the Company agrees to purchase from Holdings, all of Holdings’ right, title and interest in and to the Option for a purchase price of Forty-Seven Million Nine Hundred Thousand Dollars (US$47,900,000) in cash (the “Purchase Price”). The closing of the purchase and sale of the Option (the “Closing”) shall take place on January 20, 2011 at the offices of the Company in Bermuda. At the Closing, the Company shall deliver to Holdings the Purchase Price by wire transfer of immediately available funds to the account set forth in Schedule 1 hereto, whereupon the Option Agreement and the Option set forth therein shall be deemed to be transferred to the Company and canceled with no further force and effect. The parties hereto agree that, upon the Closing, the Transfer Restrictions, Registration Rights and Standstill Agreement dated November 1, 2002, as amended by Amendment No. 1 dated December 5, 2005 and as assigned by RenRe to Holdings (with RenRe continuing to be liable for its obligations thereunder) pursuant to the Assignment and Assumption Agreement dated October 23, 2008 among the Company, RenRe and Holdings, shall terminate with no further force and effect.

2. Representations and Warranties of RenRe and Holdings. RenRe and Holdings hereby jointly and severally represent and warrant to the Company as follows:

(a) Each of RenRe and Holdings is a company duly organized, validly existing and in good standing under the laws of Bermuda. Holdings is the sole owner of the Option, and has and at the Closing will transfer to the Company good and marketable title to the Option free and clear of any encumbrance, lien, claim, charge, security interest or other interest whatsoever.

(b) Each of RenRe and Holdings has all requisite corporate power and authority to execute and deliver this Agreement; the execution and delivery of this Agreement by each of RenRe and Holdings has been duly and validly authorized by all necessary corporate action on its part; each of RenRe and Holdings has duly executed and delivered this Agreement; this Agreement constitutes the legal, valid and binding obligation of each of RenRe and Holdings, enforceable against it in accordance with its terms; and this Agreement is not in contravention of any of the organizational documents of RenRe or Holdings or any material agreement by which RenRe or Holdings is bound.

(c) Each of RenRe and Holdings is a sophisticated institutional investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the sale of the Option, and Holdings is consummating the sale of the Option, and RenRe is consenting thereto, after consultation with counsel and with a full understanding of all of the terms, conditions and risks of such sale, which it willingly assumes.

(d) Each of RenRe and Holdings acknowledges and understands that the Company and its directors and officers possess material nonpublic information not known to RenRe or Holdings that may impact the value of the Option, including, without limitation, information regarding the financial results of the Company as of and for the year ended December 31, 2010 (the “Company Nonpublic Information”). Each of RenRe and Holdings acknowledges that the Company has no obligation to disclose to RenRe or Holdings the Company Nonpublic Information and each of RenRe and Holdings consents to such nondisclosure. Each of RenRe and Holdings understands, based on its experience, the disadvantage to which RenRe and Holdings are subject due to the disparity of information between the Company, on one hand, and RenRe and Holdings, on the other hand. Notwithstanding this, each of RenRe and Holdings has deemed it appropriate to consummate the transactions contemplated hereby and has agreed to enter into this Agreement notwithstanding that it is aware that the Company Nonpublic Information exists. Each of RenRe and Holdings acknowledges that it has adequate information concerning the Option and the business and financial condition of the Company and its subsidiaries to make an informed decision regarding the sale of the Option, and has independently, and without reliance upon any representation, warranty or covenant made by the Company except as set forth herein, made its own analysis and decision to sell the Option to the Company, or to consent to such sale, based upon such information as it deems appropriate. Notwithstanding the foregoing, it is acknowledged that each party hereto is relying on the other’s representations, warranties, acknowledgements, waivers, releases and agreements set forth in this Agreement and would not enter into the transactions contemplated hereby without them.

3. Representations and Warranties of the Company.

(a) The Company is a company duly organized , validly existing and in good standing under the laws of Bermuda.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement; the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on its part; the Company has duly executed and delivered this Agreement; this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms; and this Agreement is not in contravention of any of the Company’s organizational documents or any material agreement by which the Company is bound.

(c) The Company acknowledges and understands that RenRe, Holdings and their respective directors and officers may possess material nonpublic information not known to the Company that may impact the value of the Option, including, without limitation, information related to the market and/or catastrophic events (the “RenRe Nonpublic Information”). The Company acknowledges that neither RenRe nor Holdings has any obligation to disclose to the Company the RenRe Nonpublic Information and the Company consents to such nondisclosure. Notwithstanding this, the Company has deemed it appropriate to consummate the transactions contemplated hereby and has agreed to enter into this Agreement notwithstanding that it is aware that RenRe Nonpublic Information may exist. The Company acknowledges that it has adequate information to make an informed decision regarding the sale of the Option, and has independently, and without reliance upon any representation, warranty or covenant made by RenRe or Holdings except as set forth herein, made its own analysis and decision to purchase the Option from Holdings based upon such information as it deems appropriate. Notwithstanding the foregoing, it is acknowledged that each party hereto is relying on the other’s representations, warranties, acknowledgements, waivers, releases and agreements set forth in this Agreement and would not enter into the transactions contemplated hereby without them.

4. Release, Discharge and Waiver.

(a) Effective from and after the Closing, each of RenRe and Holdings, for itself and its respective successors and assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company or any of its affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the sale of the Option, the existence or substance of the Company Nonpublic Information or the fact that the Company Nonpublic Information has not been disclosed to RenRe or Holdings. Notwithstanding the foregoing, but subject to Section 2(d), nothing contained in this Section 4(a) shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of (i) this Agreement or (ii) fraud.

(b) Effective from and after the Closing, the Company, for itself and its successors and assigns, hereby irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against RenRe, Holdings or any of their respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the purchase of the Option, the existence or substance of the RenRe Nonpublic Information or the fact that the RenRe Nonpublic Information has not been disclosed to the Company. Notwithstanding the foregoing, but subject to Section 3(c), nothing contained in this Section 4(b) shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of (i) this Agreement or (ii) fraud.

5. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with, the laws of the State of New York (without regard to principles of conflict of laws).

(b) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

(c) This Agreement, including, without limitation, the representations, warranties, acknowledgements, waivers, releases and agreements set forth herein, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

(d) The headings contained in this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any signatures on facsimile or electronic copies hereof shall, for all purposes, be deemed originals.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by a duly authorized officer as of the date and year first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By: /s/ Michael E. Lombardozzi
Name: Michael E. Lombardozzi
Title: Executive Vice President, General Counsel and
Chief Administrative Officer

RENAISSANCERE HOLDINGS LTD.

By: /s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: Senior Vice President

RENAISSANCE OTHER INVESTMENTS HOLDINGS II LTD.

By: /s/ Jeffrey D. Kelly
Name: Jeffrey D. Kelly
Title: Chief Financial Officer

Schedule 1

Wire Transfer Instructions